Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Announces
Departure of CFO Jeffrey Cammerrer

Minneapolis, MN—November 3, 2014—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance recycling and retailing services, today announced that Jeffrey Cammerrer, the company’s chief financial officer (CFO), will be leaving to take a position with an out-of-state private equity owned firm in the health care industry. Cammerrer will step down as CFO effective November 21, 2014, but will continue to assist the company with various matters to support an orderly transition through the first quarter of 2015. Cammerrer started with the company in July 2008 as corporate controller and was promoted to CFO in October 2012, with overall responsibility for accounting, financial planning, reporting and analysis, treasury and taxation.
Effective November 22, 2014, Mark Eisenschenk, president and chief executive officer, will serve as the company’s acting CFO and principal accounting officer while the company considers both internal and external candidates.
“Jeff has been a great asset to ARCA during his six years with us.” said Mark Eisenschenk. “I have great respect for Jeff’s many talents and accomplishments, and we appreciate the solid financial foundation he helped build for our company. We thank Jeff for all his contributions and wish him success in all his future endeavors. He will be missed.”

About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
MARK EISENSCHENK, CEO
(952) 930-9000